EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Departure of

COO Modesto Alcala Effective January 2007

Minneapolis, Minnesota, December 5, 2006—BUCA, Inc. (Nasdaq: BUCA) announced today that Modesto Alcala, the Company’s Chief Operating Officer, will be leaving the Company effective January 2, 2007.

Alcala joined the Company in February 2005 and has been instrumental in improving the Company’s restaurant operations and helping BUCA to show positive comparable sales increases for eight straight quarters. According to Wally Doolin, Chairman and Chief Executive Officer of BUCA, “Modesto has played a critical role in BUCA’s turnaround and has helped guide BUCA from a dinner-only concept to one offering lunch in the majority of restaurants. He also introduced new measures for tracking guest satisfaction and led in the introduction of a wide variety of new menu items. He has also played an important role in developing new talent at all levels.”

Alcala will be leading a transition of the next several weeks. Doolin added, “We wish him well in his new ventures.”

About the Company: BUCA, Inc. owns and operates 93 highly acclaimed family style Italian restaurants under the name Buca di Beppo in 24 states and the District of Columbia.

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